Exhibit 99.1

NEWS	Contact: Blake McCarthy (713) 815-3535

FOR IMMEDIATE RELEASE

NOV Reports second quarter 2023 eARNINGS

•
Revenue of $2.09 billion, up 7% sequentially and up 21% year-over-year
•
Operating Profit of $181 million, up $55 million sequentially and up $113 million year-over-year
•
Net Income of $155 million, up $29 million sequentially and up $86 million year-over-year
•
Fully diluted earnings per share of $0.39, up $0.07 sequentially and up $0.21 year-over-year
•
Adjusted EBITDA* of $245 million, up $50 million sequentially and up $95 million year-over-year

*Adjusted EBITDA is a non-GAAP measure, see “Non-GAAP Financial Measures” and “Reconciliation of Adjusted EBITDA to Net Income” below.

HOUSTON, TX, July 26, 2023 — NOV Inc. (NYSE: NOV) today reported second quarter 2023 revenues of $2.09 billion, an increase of seven percent compared to the first quarter of 2023 and an increase of 21 percent compared to the second quarter of 2022. Net income for the second quarter of 2023 was $155 million, or 7.4 percent of sales. Operating profit was $181 million, or 8.6 percent of sales. Under Other Items the Company recorded a net pre-tax credit of $7 million (see Corporate Information for additional details). Adjusted EBITDA increased sequentially to $245 million, or 11.7 percent of sales.

“NOV’s consolidated revenue increased seven percent sequentially, which helped lift fully diluted earnings per share to the highest level since 2015,” stated Clay Williams, Chairman, President, and CEO. “Rising demand in offshore and international land markets led to a two percent sequential increase in capital equipment orders for the Company, despite economic uncertainty and continued declines in North American rig activity. We believe the substantial backlog of oil and gas development projects across offshore and international land markets will continue to push oilfield service asset utilization higher, prompting continued demand for NOV’s critical equipment and technologies.

“Encouragingly, the Company’s global supply chain is continuing to improve, which is positively impacting sales growth and profitability. However, compressing delivery times from most, but not all, of our vendors led to higher inventories in the second quarter, which contributed to NOV’s working capital growth and cash draw. We expect inventory balances to remain elevated as supply chains normalize, before reversing out in the fourth quarter. As the pace of customer backlog conversion accelerates through the second half of the year, we expect both improved profitability and sequentially improving free cash flow, particularly in the fourth quarter and continuing into 2024.”

Wellbore Technologies

Wellbore Technologies generated revenues of $804 million in the second quarter of 2023, an increase of eight percent from the first quarter of 2023 and an increase of 21 percent from the second quarter of 2022. Operating profit was $128 million, or 15.9 percent of sales, and included a credit of $1 million from Other Items. Adjusted

EBITDA increased $31 million sequentially and increased $42 million from the prior year to $164 million, or 20.4 percent of sales. Significantly improved manufacturing throughput from the segment’s drill pipe operations, market share gains and improving demand from international and offshore markets offset activity declines in North America to drive improved results.

Completion & Production Solutions

Completion & Production Solutions generated revenues of $753 million in the second quarter of 2023, an increase of five percent from the first quarter of 2023 and an increase of 18 percent from the second quarter of 2022. Operating profit was $53 million, or 7.0 percent of sales. Adjusted EBITDA increased $15 million sequentially and increased $37 million from the prior year to $69 million, or 9.2 percent of sales. Results reflect improving execution on a higher margin mix of international and offshore projects, partially offset by softening demand for completion equipment and aftermarket services in North America.

New orders booked during the quarter increased 11 percent and totaled $450 million, representing a book-to-bill of 94 percent when compared to the $477 million of orders shipped from backlog. As of June 30, 2023, backlog for capital equipment orders for Completion & Production Solutions was $1.59 billion, a decrease of $15 million from the first quarter of 2023 and an increase of $144 million from the second quarter of 2022.

Rig Technologies

Rig Technologies generated revenues of $606 million in the second quarter of 2023, an increase of 10 percent from the first quarter of 2023 and an increase of 31 percent from the second quarter of 2022. Operating profit was $64 million, or 10.6 percent of sales, and included a credit of $7 million from Other Items. Adjusted EBITDA increased $2 million sequentially and increased $30 million from the prior year to $71 million, or 11.7 percent of sales. Steadily improving demand drove the segment’s sequential revenue growth. Incremental margins were limited by a lower margin sales mix and sequentially higher costs related to a startup operation.

New capital equipment orders booked during the quarter totaled $222 million, representing a book-to-bill of 108 percent when compared to the $205 million of orders shipped from backlog. As of June 30, 2023, backlog for capital equipment orders for Rig Technologies totaled $2.89 billion, an increase of $17 million from the first quarter of 2023 and an increase of $54 million from the second quarter of 2022.

Corporate Information

NOV recorded a net credit of $7 million in Other Items, primarily related to gains on sales of previously reserved inventory (see Reconciliation of Adjusted EBITDA to Net Income) during the second quarter.

As of June 30, 2023, the Company had total debt of $1.73 billion, with $2.00 billion available on its primary revolving credit facility, and $592 million in cash and cash equivalents.

As previously disclosed, the Company is currently pursuing litigation against several companies involving royalties due under licenses for technology related to drill bits. During the second quarter of 2023, the Company accrued an incremental $10 million of accounts receivable owed by non-paying licensees, bringing the total amount accrued to $52 million.

Significant Achievements

NOV entered a global arrangement with a major Integrated Oil Company (IOC), to provide the customer with capabilities of NOV’s MaxTM digital platform. The Max platform provides edge compute, edge-to-cloud and cloud-based solutions that enable real-time insights to drive operational efficiencies in the field. The currently deployed solutions include: NOV’s Kaizen™ Intelligent Drilling Optimizer, which employs artificial intelligence with continuously learning capabilities that enable it to provide proactive drilling dysfunction mitigation, maximize rate of penetration (ROP), and optimize mechanical specific energy (MSE); WellData 4.0™ Remote Drilling Monitor, which allows real-time monitoring of drilling information anywhere in the world as if at the wellsite; and RigSense 4.0™ Electronic Drilling Recorder, the industry’s most versatile rig-site information system.

NOV’s automation and robotics suite continues to gather market momentum as customers begin to benefit from its ability to drive significant performance and safety improvements. During the quarter, NOV secured multiple system orders for rigs operating in markets around the globe, ranging from a land rig system in North America to automation and robotic systems for deepwater drilling rigs operating in South America and Southeast Asia. Following the installation of the new systems, these customers will all benefit from NOV’s Automation Lifecycle Management program and round-the-clock support from the Performance Center, a dedicated NOV team that utilizes NOV’s unparalleled library of rig performance data to optimize rig configurations and drilling methodologies.

NOV has recently signed orders to supply 11 top drives and 10 iron roughnecks for land rigs operating in the Middle East. These orders reflect NOV’s commitment to providing advanced drilling equipment and technologies to enhance operational efficiency in the region.

NOV’s Fiber Glass Systems has been chosen to provide support for the Fuji Borealis Project. The project, which will feature the Pipex™ Chemsafe PP-H Dual Contained Drainage System, will provide process waste, biowaste, and segregated drainage for a large bio-tech facility. NOV Fiber Glass Systems’ differentiated offerings allow it to meet the specific requirement for biowaste systems containing live pathogens.

NOV continues to develop and advance the next generation of fracturing technology. During the quarter, the NOV Ideal™ Power Pod, a hybrid solution that enables scalable eFrac deployments alongside conventional frac units and provides up to 15,000 horsepower per pod, was successfully deployed in the Marcellus Basin with a large independent service provider. The Power Pod can eliminate the need for up to eight conventional units, resulting in fuel savings of approximately 800 gallons of diesel per hour and a redzone footprint decrease of 50%. When employed alongside a conventional dual-fuel fleet, the Power Pod system allows for optimal consumption of natural gas fuel across the entire fleet, leading to further reductions in diesel consumption and emissions.

NOV continued to strengthen its position as a global leader in the provision of carbon-reducing marine and heavy lift equipment and technology. During the quarter, NOV secured orders for eight third-generation all-electric cranes from multiple major operators, an indication of the growing global recognition and acceptance of NOV’s dependable all-electric crane. Additionally, NOV secured a contract for the provision of slewing and tilting systems for two sail masts on a large vessel, enabling a European client to reduce the carbon footprint of its shipping fleet.

NOV secured the first sale of its XCalibur™ connection, a threaded and coupled connector designed specifically for use in geothermal operation, in the North American market. XCalibur has a gas-tight, metal-to-metal seal, adding to the XL Systems family of large-diameter casing and connector products. The XCalibur connection features an integral pin with double-start threads and a high strength forged coupling, ensuring robust performance and 100% pipe body strength in challenging onshore and offshore critical-service casing applications.

NOV’s PosiTrack™ Torsional Vibration Mitigation tool continues to set new performance benchmarks on rotary steerable systems (RSS) and motor bottomhole assemblies (BHA) with major operators and directional companies in North and South America. In addition to improving and maintaining RSS directional control in the most demanding applications, the PosiTrack tool enables customers to extend the mean time between equipment failures on RSS, measurement-while-drilling, and logging-while-drilling operations. The new technology has also succeeded in enhancing borehole enlargement applications, where balancing dual-cutting structures, bit, and reamer in the BHA is the main challenge. By mitigating torsional vibrations, RSS tools were kept in the hole longer while achieving competitive ROP.

NOV secured an order from a Fortune 500 independent midstream infrastructure company in North America for Tuboscope™ TK™-70 and TK-70XT coating with 24-in. Thru-Kote™ sleeves for a brine piping project in Mont Belvieu, Texas. Used in the construction of internally coated pipelines, Thru-Kote’s insert sleeve protects the internal coating during welding, improving connection integrity and providing a continuous coating barrier. The layout of the new system, combined with TK coatings and Thru-Kote sleeves, will greatly improve pumping efficiencies and provide exceptional corrosion and abrasion protection. Additionally, another major operator placed an order for the new Tuboscope TK-340TC drill pipe coating. After exceeding performance expectations in a drilling trial, the low thermal conductivity coating was chosen for its ability to insulate drilling fluids, provide corrosion protection, and improve hydraulic efficiencies. As the market leader in tubular corrosion control, Tuboscope is committed to providing coating solutions for the most challenging environments.

NOV received multiple contract awards for its Managed Pressure Drilling (MPD) products as it establishes itself as a market leader in the space. A national oil company in the Asia Pacific region extended its contract for an additional 10-well campaign, securing two sets of Land Rotating Control Devices (LRCD)/Pressure Mud Cap Drilling systems. A drilling contractor ordered a dual Drill String Isolation Tool (DSIT), the second controlled mud level system the customer plans to use in the Gulf of Mexico. Additionally, a major operator chose to replace a competitor system with our J-Series RCD system on a tension leg platform, confirming its reputation for reliability and performance. The team also executed a deepwater Integrated Riser Joint (IRJ) upgrade for a major drilling contractor, which included making the NControl™ platform the primary MPD software platform. In addition, a major drilling contractor purchased its fifth IRJ system.

NOV further strengthened its data aggregation and delivery business in the Middle East by securing two purchase orders. The M/D Totco business unit will supply RigSense technology to a national oil company’s 10 new-build rigs and deliver RigSense upgrades for 27 offshore rigs belonging to an international drilling contractor. Furthermore, NOV garnered maintenance and licensing orders from major coiled tubing service companies, international oil companies, and international wireline service providers for its OrionNET, Max Completions™, and Cerberus™ well intervention software, further highlighting NOV’s significant achievements in the field of surface sensors.

Second Quarter Earnings Conference Call

NOV will hold a conference call to discuss its second quarter 2023 results on July 27, 2023 at 10:00 AM Central Time (11:00 AM Eastern Time). The call will be broadcast simultaneously at www.nov.com/investors. A replay will be available on the website for 30 days.

About NOV

NOV (NYSE: NOV) delivers technology-driven solutions to empower the global energy industry. For more than 150 years, NOV has pioneered innovations that enable its customers to safely produce abundant energy while minimizing environmental impact. The energy industry depends on NOV’s deep expertise and technology to continually improve oilfield operations and assist in efforts to advance the energy transition towards a more sustainable future. NOV powers the industry that powers the world.

Visit www.nov.com for more information.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures that management believes are useful tools for internal use and the investment community in evaluating NOV’s overall financial performance. These non-GAAP financial measures are broadly used to value and compare companies in the oilfield services and equipment industry. Not all companies define these measures in the same way. In addition, these non-GAAP financial measures are not a substitute for financial measures prepared in accordance with GAAP and should therefore be considered only as supplemental to such GAAP financial measures. Please see the attached schedules for reconciliations of the differences between the non-GAAP financial measures used in this press release and the most directly comparable GAAP financial measures.

Cautionary Statement for the Purpose of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from the actual future events or results. Readers are referred to documents filed by NOV with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements, except as may be required by law.

Certain prior period amounts have been reclassified in this press release to be consistent with current period presentation.

CONTACT:

Blake McCarthy

Vice President, Corporate Development and Investor Relations

(713) 815-3535

Blake.McCarthy@nov.com

NOV INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share data)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2023	2022	2023	2023	2022
Revenue:
Wellbore Technologies	$804	$666	$745	$1,549	$1,274
Completion & Production Solutions	753	639	718	1,471	1,169
Rig Technologies	606	462	550	1,156	903
Eliminations	(70)	(40)	(51)	(121)	(71)
Total revenue	2,093	1,727	1,962	4,055	3,275
Gross profit	457	309	411	868	523
Gross profit %	21.8%	17.9%	20.9%	21.4%	16.0%

Selling, general, and administrative	276	241	285	561	476
Operating profit	181	68	126	307	47
Interest Expense, net	(13)	(14)	(13)	(26)	(32)
Equity income in unconsolidated affiliates	37	14	48	85	20
Other expense, net	(29)	—	(16)	(45)	(2)
Net income before income taxes	176	68	145	321	33
Provision (benefit) for income taxes	19	(2)	20	39	12
Net income	157	70	125	282	21
Net income (loss) attributable to noncontrolling interests	2	1	(1)	1	2
Net income attributable to Company	$155	$69	$126	$281	$19
Per share data:
Basic	$0.39	$0.18	$0.32	$0.72	$0.05
Diluted	$0.39	$0.18	$0.32	$0.71	$0.05
Weighted average shares outstanding:
Basic	393	390	392	392	389
Diluted	395	393	396	396	392

NOV INC.

CONSOLIDATED BALANCE SHEETS

(In millions)

	June 30,	December 31,
	2023	2022
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$592	$1,069
Receivables, net	1,891	1,739
Inventories, net	2,199	1,813
Contract assets	704	685
Prepaid and other current assets	224	187
Total current assets	5,610	5,493

Property, plant and equipment, net	1,839	1,781
Lease right-of-use assets	548	517
Goodwill and intangibles, net	2,019	1,995
Other assets	430	349
Total assets	$10,446	$10,135

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,007	$906
Accrued liabilities	769	959
Contract liabilities	494	444
Current portion of lease liabilities	91	87
Current portion of long-term debt	13	13
Accrued income taxes	11	28
Total current liabilities	2,385	2,437

Long-term debt	1,715	1,717
Lease liabilities	568	549
Other liabilities	281	298
Total liabilities	4,949	5,001

Total stockholders’ equity	5,497	5,134
Total liabilities and stockholders’ equity	$10,446	$10,135

NOV INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	Three Months Ended	Six Months Ended
	June 30,	June 30,
	2023	2023	2022
Cash flows from operating activities:
Net income	$157	$282	$21
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	71	148	149
Working capital and other operating items, net	(300)	(704)	(397)
Net cash used in operating activities	(72)	(274)	(227)

Cash flows from investing activities:
Purchases of property, plant and equipment	(76)	(133)	(89)
Other	—	5	—
Net cash used in investing activities	(76)	(128)	(89)

Cash flows from financing activities:
Borrowings against lines of credit and other debt	1	2	10
Payments against lines of credit and other debt	(5)	(5)	—
Cash dividends paid	(20)	(40)	(39)
Other	(8)	(30)	(23)
Net cash used in financing activities	(32)	(73)	(52)
Effect of exchange rates on cash	(2)	(2)	(5)
Decrease in cash and cash equivalents	(182)	(477)	(373)
Cash and cash equivalents, beginning of period	774	1,069	1,591
Cash and cash equivalents, end of period	$592	$592	$1,218

NOV INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (Unaudited)

(In millions)

Presented below is a reconciliation of Net Income to Adjusted EBITDA. The Company defines Adjusted EBITDA as Operating Profit excluding Depreciation, Amortization, Gains and Losses on Sales of Fixed Assets, and, when applicable, Other Items. Management believes this is important information to provide because it is used by management to evaluate the Company’s operational performance and trends between periods and manage the business. Management also believes this information may be useful to investors and analysts to gain a better understanding of the Company’s results of ongoing operations. Adjusted EBITDA is not intended to replace GAAP financial measures, such as Net Income. Other Items include impairment, restructure, severance, facility closure costs and inventory charges and credits.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2023	2022	2023	2023	2022
Operating profit (loss):
Wellbore Technologies	$128	$81	$96	$224	$120
Completion & Production Solutions	53	20	44	97	(2)
Rig Technologies	64	31	53	117	42
Eliminations and corporate costs	(64)	(64)	(67)	(131)	(113)
Total operating profit (loss)	$181	$68	$126	$307	$47

Other items, net:
Wellbore Technologies	$(1)	$7	$—	$(1)	$30
Completion & Production Solutions	—	1	(1)	(1)	17
Rig Technologies	(7)	(8)	(3)	(10)	(2)
Corporate	1	14	—	1	14
Total other items	$(7)	$14	$(4)	$(11)	$59

(Gain)/Loss on Sales of Fixed Assets:
Wellbore Technologies	$—	$(3)	$—	$—	$(1)
Completion & Production Solutions	—	(4)	(5)	(5)	(4)
Rig Technologies	—	—	—	—	1
Corporate	—	—	1	1	2
Total (gain)/loss on sales of fixed assets	$—	$(7)	$(4)	$(4)	$(2)

Depreciation & amortization:
Wellbore Technologies	$37	$37	$37	$74	$74
Completion & Production Solutions	16	15	16	32	31
Rig Technologies	14	18	19	33	36
Corporate	4	5	5	9	8
Total depreciation & amortization	$71	$75	$77	$148	$149

Adjusted EBITDA:
Wellbore Technologies	$164	$122	$133	$297	$223
Completion & Production Solutions	69	32	54	123	42
Rig Technologies	71	41	69	140	77
Eliminations and corporate costs	(59)	(45)	(61)	(120)	(89)
Total Adjusted EBITDA	$245	$150	$195	$440	$253

Reconciliation of Adjusted EBITDA:
GAAP net income attributable to Company	$155	$69	$126	$281	$19
Noncontrolling interests	2	1	(1)	1	2
Provision for income taxes	19	(2)	20	39	12
Interest expense	21	19	21	42	38
Interest income	(8)	(5)	(8)	(16)	(6)
Equity income in unconsolidated affiliates	(37)	(14)	(48)	(85)	(20)
Other expense, net	29	—	16	45	2
(Gain)/Loss on Sales of Fixed Assets	—	(7)	(4)	(4)	(2)
Depreciation and amortization	71	75	77	148	149
Other items, net	(7)	14	(4)	(11)	59
Total Adjusted EBITDA	$245	$150	$195	$440	$253